EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                      TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            SONIC AUTOMOTIVE, INC.

                         * * * * * * * * * * * * * * *

                        Adopted in accordance with the
                   provisions of Section 242 of the General
                   Corporation Law of the State of Delaware

                         * * * * * * * * * * * * * * *

      SONIC AUTOMOTIVE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

      FIRST: The Board of Directors of the Corporation adopted the resolution set forth below proposing the amendment to the Amended and Restated Certificate of Incorporation (the "Amendment") and directed that the Amendment be submitted to the holders of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon for their consideration and approval:

         RESOLVED, that the Board of Directors hereby deems that Section 4.01 of the Corporation's Charter is proposed to be amended by deleting Section
      4.01 in its entirety and inserting the following in lieu thereof:

            SECTION 4.01. AUTHORIZED CAPITAL STOCK. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one hundred thirty-three million (133,000,000) shares divided into the following classes:

            (a) One hundred million (100,000,000) shares of Class A Common Stock with a par value of one cent ($.01) per share (the "Class A Common Stock");
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            (b) Thirty million (30,000,000) shares of Class B Common Stock with a par value of one cent ($.01) per share (the "Class B Common Stock"); and

            (c) Three million (3,000,000) shares of Preferred Stock with a par value of ten cents ($.10) per share (the "Preferred Stock").

            Each share of Class A Common Stock and each share of Class B Common Stock (collectively, the "Common Stock") shall be identical in all respects and shall have equal voting powers, preferences and relative rights, except as otherwise provided in this Article IV.

      SECOND: The Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware at the annual meeting of the stockholders of the Corporation held June 8, 1999, by the holders of a majority of the issued and outstanding shares of the Class A Common Stock, by the holders of a majority of the issued and outstanding shares of the Class B Common Stock, and by the holders of a majority of the votes entitled to be voted with respect to the Amendment.

                         * * * * * * * * * * * * * * *

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by one of its duly authorized officers this 16 day of June, 1999.

                                    SONIC AUTOMOTIVE, INC.


                                    By:  /s/ Theodore M. Wright
                                       --------------------------------------
                                           Theodore M. Wright
                                           Vice President - Finance and Chief
                                           Financial Officer


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